Exhibit 10.30

LEASE SCHEDULE NO. 011

MAR 08 2018

This Lease Schedule is issued pursuant to the Lease Agreement Number ST053006 dated May 30, 2006. The terms of the Lease Agreement and serial numbers contained on Certificate(s) of Acceptance are a part hereof and are incorporated by reference herein.

LESSOR	LESSEE
Farnam Street Financial, Inc.	Staar Surgical Company
240 Pondview Plaza	1911 Walker Avenue
5850 Opus Parkway	Monrovia, CA 91016
Minnetonka, MN 55343

SUPPLIER OF EQUIPMENT	LOCATION OF EQUIPMENT
To be determined	To be determined

Initial Term of Lease from Commencement Date: 24 months

Monthly Lease Charge: $19,696.00

Anticipated Delivery and Installation: March 2018 – June 2018

Projected Commencement Date: July 1, 2018

Security Deposit: Upon Lessee’s execution of this Lease Schedule, Lessee shall deliver a security deposit in the amount of $19,696.00. Provided that there has been no event of default and Lessee has returned all of the Equipment under this Lease Schedule per the terms of the Lease Agreement, this security deposit will be returned to Lessee.

EQUIPMENT

MANUFACTURER QTY MACHINE/MODEL	EQUIPMENT DESCRIPTION (including features)
Various	Assorted Equipment

The cost of all the Equipment on this Lease Schedule shall total $500,000.00. The Monthly Lease Charge listed above is calculated based on the agreement that this cost will be comprised of $500,000.00 of hardware at a lease rate factor of 0.039391 per $1.00 and $0.00 of non-hardware costs at a lease rate factor of 0.047459 per $1.00. Should the total cost of the Equipment exceed that indicated above, Lessor and Lessee agree that the Monthly Lease Charge above will be increased to reflect this additional cost at the Installation Date of the additional Equipment. If the total cost of non-hardware exceeds that indicated above, the hardware portion of the commitment above will be increased dollar for dollar by the amount of the additional non-hardware. This Lease Schedule No. 011 will Commence on the first of the month following the later of (i) the date the Lessee has satisfied its commitment to install all of the Equipment, as described above; or (ii) Lessor's receipt of Lessee’s executed commencing Lease Schedule; however, Lessor may, at its sole discretion, close and Commence this Lease Schedule at an earlier date. A revised Lease Schedule No. 011R to replace this Lease Schedule No. 011 shall be executed by both parties to reflect the actual Equipment cost accepted and the commensurate Monthly Lease Charge, including any adjustments required under the Monthly Lease Charge Adjustment Rider. The Monthly Lease Charge will be prorated and charged as interim rent between the Installation Date of each item of equipment, as Lessee indicates on the Certificate(s) of Acceptance, and the Commencement Date. Interim rent due prior to the Commencement Date shall not reduce or offset Lessee’s post-Commencement Monthly Lease Charge obligations hereunder.

Every Term is Agreed to and Accepted:		Every Term is Agreed to and Accepted:

FARNAM STREET FINANCIAL, INC.		STAAR SURGICAL COMPANY
“LESSOR”		“LESSEE”

By:	/s/ Steven C. Morgan	By:	/s/ Deborah Andrews
Print Name:	Steven C. Morgan	Print Name:	Deborah Andrews
Title:	President	Title:	Chief Financial Officer
Date:	March 9, 2018	Date:	07 MAR 2018